Bain Capital Special Situations Asia, L.P. CCOF Onshore Co-Borrower LLC Centerbridge Special Credit Partners III, L.P. Centerbridge Credit Partners Master, L.P. GPC Partners Investments (Canis) LP

June 28, 2021

Ladies and Gentlemen:
WHEREAS, Bain Capital Special Situations Asia, L.P. (“Bain”), CCOF Onshore Co-Borrower LLC (“Carlyle”), Centerbridge Credit Partners Master, L.P. and Centerbridge Special Credit Partners III, L.P. (“Centerbridge”), and GPC Partners Investments (Canis) LP (“Gallatin” and, together with Bain, Carlyle and Centerbridge, the “Selling Shareholders”), intend to enter into an underwriting agreement (the “Underwriting Agreement”) with SiriusPoint Ltd. (the “Issuer”) and Morgan Stanley & Co. LLC, BofA Securities, Inc., UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters set forth on Schedule 3 thereto (the “Underwriters”), related to the sale (the “Offering”) by the Selling Shareholders of the 8.00% Resettable Fixed Rate Preference Shares, Series B, $0.10 par value per share, liquidation preference $25.00 per share, of the Issuer (the “Shares”); and
WHEREAS, the Selling Shareholders have agreed to pay the Issuer $2 million for fees, expenses and other costs in connection with such Offering.
    NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this letter agreement (this “Agreement”) hereby agree as follows (capitalized terms used but not defined herein shall the meanings assigned to such terms as set forth in the form of Underwriting Agreement attached hereto as Exhibit A):
1.Payment.
a.Each of the Selling Shareholders hereby agrees, severally but not jointly, to pay (the “Payment”) by wire transfer to the Issuer promptly following the Closing Date the amount, in immediately available funds, set forth opposite its name in the table below.

Bain Capital Special Situations Asia, L.P.	$243,902.00
CCOF Onshore Co-Borrower LLC	$585,366.00
Centerbridge Credit Partners Master, L.P.	$449,326.00
Centerbridge Special Credit Partners III, L.P.	$136,040.00
GPC Partners Investments (Canis) LP	$585,366.00
Total	$2,000,000.00

b.Upon request of the Selling Shareholders, the Issuer shall execute the Underwriting Agreement substantially in the form set forth in Exhibit A, subject to completion of the information currently in brackets in such form.
c.The obligation of each Selling Shareholder to make its applicable Payment shall be subject to the due execution and delivery of the Underwriting Agreement by or on behalf of the Issuer and the performance by the Issuer of its covenants and other obligations under the Underwriting Agreement.
2.Confidentiality.
a.Until the second anniversary after the date hereof, each of the Selling Shareholders hereby agrees, and shall direct its affiliates, directors, officers, members, partners, employees, counsel, consultants, advisors and agents, as applicable (such persons, collectively, the “Representatives” (it being understood that such persons with respect to the Company are referred to herein as the Company’s “Representatives”)), to hold the Confidential Information (as defined below) in strict confidence and not to disclose any of the Confidential Information in any manner whatsoever without the prior written consent of the Company, except as required or requested pursuant to any law, rule or regulation or by subpoena, civil investigative demand or any similar legal process, provided that in the event of any such legally required or requested disclosure, the Selling Shareholder subject to such disclosure request or obligation will, to the extent legally permitted and reasonably practicable, provide the Company with reasonable prior written notice so that the Company may seek, at the Company’s expense, a protective order or other appropriate remedy.
b.“Confidential Information” means all information and data (whether or not specifically labeled or identified as “confidential”) in any form or medium relating in any manner to the Company, furnished prior to, on or after the date hereof by or on behalf of the Company or its Representatives to any Selling Shareholder or its Representatives in connection with the Offering, including information and data regarding the Company’s business and any documents or information in any form prepared by or on behalf of the Selling Shareholders or its Representatives to the extent that they contain, reflect, refer to or are based upon or derived from, in whole or in part, such information and data. Notwithstanding the foregoing, “Confidential Information” shall not include information or data which (i) was generally available to the public prior to the time of its disclosure by the Company to the Selling Shareholders or their Representatives (other than through disclosure by any Selling Shareholders or its Representatives in breach of this Agreement), (ii) is or becomes generally available to the public other than through an act or omission of any Selling Shareholder or its Representatives in breach of this Agreement, (iii) becomes available to the Selling Shareholders from a third party not known to the Selling Shareholders to be under any obligation of confidentiality to the Company or its Representatives with respect thereto or (iv) was developed, or is subsequently developed, independently without any use of or reliance upon, or any reference to, any Confidential Information.
3.General. This Agreement (a) shall be construed in accordance with the internal laws (but not the laws of conflicts) of the State of New York, (b) may be executed and delivered in multiple counterparts (including by facsimile or electronic transmission), all of which taken together shall constitute one and the same original, (c) may not be assigned by any party except with the prior written consent of the other parties, (d) is for the benefit only of the parties hereto and may not be enforced by any other person or entity, (e) represents the complete understanding and agreement between the parties hereto with respect to the subject matter hereof and except as expressly set forth herein imposes no obligation on any party hereto with respect to the sale by the Selling Shareholders of the Shares pursuant to the Underwriting Agreement or otherwise, and (f) may be amended only by a written instrument executed by the Issuer and each of the Selling Shareholders. No waiver of any rights under this Agreement shall be effective against any party to this Agreement unless set forth in a written instrument executed by such party. The parties agree that this Agreement was drafted by the parties hereto and the result of negotiation between sophisticated parties (each having received separate legal advice) and no rule of construction shall be applied against any party. Each party consents specifically to the exclusive jurisdiction of the Federal courts of the United States sitting in the Southern District of the State of New York and the courts of the State of New York sitting in New York, New York (and any court to which an appeal therefrom may be taken) for purposes of all legal proceedings arising out of or relating to this Agreement. THE PARTIES HERETO IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. This Agreement contains the entire agreement between the parties to this Agreement concerning the matters addressed herein, but does not affect the rights of the Selling Shareholders as shareholders of the Issuer or under the Bye-Laws of the Issuer, the Certificate of Designation of the Shares or applicable law.
[Signature Page Follows.]

                        Sincerely,
THE SELLING SHAREHOLDERS

BAIN

BAIN CAPITAL SPECIAL SITUATIONS ASIA, L.P.
By: Bain Capital Special Situations Asia Investors, LLC, its general partner
By: Bain Capital Credit Member II, Ltd., its manager

By:    /s/ Andrew S. Viens
Name:    Andrew S. Viens
Title:    Managing Director & Global Head of     Operations

[Signature Page to Letter Agreement]

CARLYLE

CCOF ONSHORE CO-BORROWER LLC

By:    /s/ Kristen Newville
Name:    Kristen Newville
Title:    Principal

[Signature Page to Letter Agreement]

CENTERBRIDGE

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.
By: Centerbridge Credit Partners Offshore General Partner, L.P., its general partner
By: Centerbridge Credit Cayman GP, Ltd., its general partner
By: Centerbridge Credit GP Investors, L.L.C., its sole director

By:    /s/ Susanne V. Clark
Name:    Susanne V. Clark
Title:    Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS III, L.P.
By: Centerbridge Special Credit Partners General Partner III, L.P., its general partner
By: CSCP III Cayman GP Ltd., its general partner

By:    /s/ Susanne V. Clark
Name:    Susanne V. Clark
Title:    Authorized Signatory

[Signature Page to Letter Agreement]

GALLATIN
GPC PARTNERS INVESTMENTS (CANIS) LP
By: GPC Partners GP LLC, its general partner
By: Gallatin Point Capital LLC, its sole member

By:    /s/ Matt Botein
Name:    Matt Botein
Title:    Authorized Signatory

[Signature Page to Letter Agreement]

If you are in agreement with the foregoing, please execute in the appropriate place below.

Acknowledged and agreed:

SIRIUSPOINT LTD.

By:    /s/ David W. Junius______________
Name:    David W. Junius
Title:    Chief Financial Officer
[Signature Page to Letter Agreement]

Exhibit A

Form of Underwriting Agreement
1006861049v2